AMCAP Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$61,089
Class B	$0
Class C	$0
Class F1	$7,357
Class F2	$6,626
Total	$75,072
Class 529-A	$2,923
Class 529-B	$0
Class 529-C	$0
Class 529-E	$64
Class 529-F1	$243
Class R-1	$0
Class R-2	$0
Class R-3	$1,114
Class R-4	$2,137
Class R-5	$5,966
Class R-6	$10,154
Total	$22,601

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0840
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0871
Class F2	$0.1352
Class 529-A	$0.0794
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0318
Class 529-F1	$0.1177
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0328
Class R-4	$0.0838
Class R-5	$0.1410
Class R-6	$0.1526

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	726,686
Class B	14,248
Class C	55,757
Class F1	85,867
Class F2	52,328
Total	934,886
Class 529-A	37,140
Class 529-B	2,078
Class 529-C	9,998
Class 529-E	2,006
Class 529-F1	2,076
Class R-1	3,008
Class R-2	20,688
Class R-3	34,295
Class R-4	27,161
Class R-5	42,541
Class R-6	70,858
Total	251,849

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.88
Class B	$19.86
Class C	$19.70
Class F1	$20.78
Class F2	$20.90
Class 529-A	$20.77
Class 529-B	$19.82
Class 529-C	$19.83
Class 529-E	$20.52
Class 529-F1	$20.80
Class R-1	$20.04
Class R-2	$20.02
Class R-3	$20.60
Class R-4	$20.77
Class R-5	$20.97
Class R-6	$20.93